EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Elizabeth Arden, Inc. on Form S-8 of our report dated April 6, 2001 related to the consolidated financial statements as of January 31, 2001 and for each of the two years in the period then ended, appearing in the Annual Report on Form 10-K of Elizabeth Arden, Inc. for the year ended January 31, 2002.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Miami, Florida
October 17, 2002